Exhibit 99.1

Press Release

QUALMAX COMPLETES TRANSACTION WITH NEW WORLD

Eugene, Oregon, September 18, 2006 — Qualmax, Inc. (Pink Sheets: QMXI) and New World Brands, Inc. (OTCBB: NWBD) today announced that they have consummated the previously announced transfer of all of the assets and liabilities of Qualmax to New World Brands in exchange for certain voting preferred stock of New World Brands convertible into newly issued shares of New World Brands’ common stock, representing approximately 86% of the voting power of New World Brands.

Immediately prior to the transaction New World Brands sold all of its former business operations and will no longer be in the wine or liquor business. Going forward, New World Brands’ business operations will consist solely of Qualmax’s VoIP technology solutions business, and will be based in Eugene, Oregon. New World Brands has assumed the business name “IP Gear” to reflect the new business, and Qualmax’s management team and staff have moved to New World Brands. Qualmax will continue to exist as a holding company.

Commenting on the closing, Qualmax CEO M. David Kamrat (now also CEO of New World Brands) said, “We are very excited to be able to move our business from a pink sheet company into a higher profile bulletin board company. In addition, this transaction has provided the company with a substantial private equity infusion. We believe this is an excellent opportunity to increase our company’s visibility, help fund our internal growth, and enhance our stock value and liquidity.”

New World Brand’s reorganized business, operating under the name IP Gear, will consist of Qualmax’s prior three operating divisions, offering solutions to enterprises and service providers in the end-to-end migration of traditional legacy networks to next generation IP networks.

•	The IP Gear equipment manufacturing division integrates VoIP and wireless gateways for retail and service provider markets with proprietary software designed to ease the deployment and use of VoIP systems.

•	The IP Gear equipment reseller division provides best-of-breed third party hardware, software and engineering services as a ‘vendor neutral’ value-added reseller to support IP Gear customers in all divisions.

•	The IP Gear Connect division, formerly known as “iNode,” provides voice and Internet services over its IP network to enterprise customers and service providers in the US, Europe, Latin America, and Asia.

This news release contains certain “forward-looking statements” regarding the prospective transaction, expected results and other statements that are not historical facts. Forward-looking statements are not guarantees of future performance, and are based on certain assumptions and are subject to various known and unknown risks and uncertainties. Actual results may differ materially from the expectations contained in the forward-looking statements. Qualmax and New World Brands do not undertake to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Contact:

Qualmax, Inc.

Tracy Habecker, 541-868-2912

Email: tracyh@qualmax.net